CARTER BANK ANNOUNCES NORTH CAROLINA BRANCH ACQUISITION
FROM FIRST RELIANCE BANK

For Immediate Release
Martinsville, VA, and Florence, SC (December 10, 2024) – Carter Bankshares, Inc. (NASDAQ:CARE) and First Reliance Bancshares, Inc. (OTC: FSRL), announced today that their wholly owned subsidiaries, Carter Bank and First Reliance Bank, entered into a definitive Purchase and Assumption Agreement (the “Agreement”) under which Carter Bank will acquire deposits associated with First Reliance Bank’s two branches in Mooresville and Winston-Salem, as well as First Reliance Bank’s Winston-Salem branch facility (the “Transaction”).
The Transaction allows First Reliance Bank to focus on its core markets in South Carolina as well as advance the organization’s branch efficiency strategy. Of First Reliance Bank’s entire branch network, these two locations were the only two locations situated outside of South Carolina. For Carter Bank, the Transaction represents further expansion into Winston-Salem and continued growth in the Charlotte area. Following the closing of the Transaction, Carter Bank will operate 66 locations in its branch network throughout Virginia and North Carolina.
Pursuant to the terms of the Agreement, Carter Bank has agreed to assume certain deposit liabilities, and acquire cash, personal property and other fixed assets associated with the Winston-Salem branch. Additionally, Carter Bank plans on transferring the deposits acquired from the First Reliance Bank branch in Mooresville to its existing Mooresville branch. Carter Bank will pay a 4.6% deposit premium on the average closing balance of the sum of non-interest and interest-bearing transaction accounts, savings, and money market demand deposits, but will not acquire any loans in the Transaction. Subject to obtaining the necessary regulatory approvals, the Transaction is expected to close in the first half of 2025. Customers of these branches will receive additional information regarding the Transaction in the coming months.
Management Commentary
Litz H. Van Dyke, Chief Executive Officer of Carter Bank, stated, “We are excited to announce a branch purchase agreement with First Reliance Bank that will enhance Carter Bank's overall growth. This transaction strengthens our presence, deepens our commitment to North Carolina, and further expands our network between Greensboro and Charlotte. We see this as a crucial step in optimizing our operations in Winston-Salem, as it gives us an immediate presence in the market, and we are gaining further market share in Mooresville. We believe that the Transaction will improve our profitability and deliver exceptional returns to our shareholders. We are looking forward to welcoming the First Reliance Bank customers and branch associates to Carter Bank.”
Rick Saunders, Chief Executive Officer of First Reliance Bank stated, “I am pleased to announce an agreement that I believe will benefit all parties involved. Carter Bank is gaining two teams with strong connections to the communities they serve, which will bring significant value to the organization. By streamlining our focus to our core South Carolina market, I anticipate that our associates and shareholders will benefit from improved efficiencies, and the growth trajectory of First Reliance Bank will be enhanced.”
Raymond James & Associates, Inc. acted as financial advisor to Carter Bank, and Troutman Pepper Hamilton Sanders LLP acted as its legal advisor in the Transaction. Hovde Group, LLC acted as financial advisor to First Reliance Bank and Ward and Smith, P.A. acted as its legal advisor in the Transaction.
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Media Contacts:
Carter Bank:	First Reliance:
Brooks Taylor	Robert Haile
VP, Corporate Communications Officer	Chief Financial Officer, Senior Executive Vice President
Phone: 276-806-5445	Phone: 843-674-3251
Email: brooks.taylor@carterbank.com	Email: rhaile@firstreliance.com

About Carter Bankshares, Inc.
Carter Bankshares, Inc. is a bank holding company and the parent company of Carter Bank, a state-chartered community bank headquartered in Martinsville Virginia, with $4.6 billion in total assets as of September 30, 2024. Carter Bank operates 65 branches in Virginia and North Carolina and offers a full range of deposit and loan products. Since 1974, Carter Bank has strived to create opportunities for more people and businesses to prosper.

About First Reliance Bancshares, Inc
Founded in 1999, First Reliance Bancshares, Inc. is a bank holding company and the parent company of First Reliance Bank, a state-chartered bank based in Florence, South Carolina with total assets of $1.1 billion as of September 30, 2024. First Reliance Bank employs approximately 170 professionals and offers a full range of personalized community banking products and services for individuals, small businesses, and corporations.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of federal and state securities laws, including Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "pro forma,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of Carter Bank’s management or First Reliance Bank’s management, respectively, which each management team believes to be reasonable as of the date of this press release. These forward-looking statements are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of Carter Bank or First Reliance Bank. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in or implied by the forward-looking statements as a result of numerous factors, and depend on the Carter Bank’s and First Reliance Bank’s ability to close the Transaction in a timely manner and to realize the anticipated benefits of the Transaction. For a discussion of factors that may impact forward-looking statements by Carter Bank, please see the most recent reports on Forms 10-K and 10-Q filed by Carter Bankshares, Inc. with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.
The Transaction is subject to regulatory approval and other conditions. The actual amount of deposits that are acquired under Agreement is subject to change prior to closing. Targeted financial benefits are subject to significant uncertainty, and Carter Bank’s expected benefits of the Transaction may be affected or offset by other conditions related to Carter Bank’s operation. You should not place undue reliance on forward-looking statements, which reflect expectations only as of the date of this release. Neither Carter Bank nor First Reliance Bank undertake any obligation to update any forward-looking statement, except as otherwise required by law.

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